VolitionRx Announces Pricing of Underwritten Public Offering of Common Stock

AUSTIN, Texas, May 20, 2020 PRNewswire/ -- VolitionRx Limited (NYSE AMERICAN: VNRX) (“Volition”), a multi-national epigenetics company that applies its NucleosomicsTM platform through its subsidiaries to develop simple, easy to use, cost-effective blood tests to help diagnose a range of cancers and other diseases, announced today the pricing of its previously announced underwritten public offering. Volition is offering 4,365,000 shares of common stock, par value $0.001 per share, at a price to the public of $2.75 per share. In connection with the offering, Volition has also granted the underwriters a 30-day option to purchase up to an additional 654,750 shares of its common stock offered in the public offering, at the same public offering price per share, to cover overallotments, if any.  All shares of common stock in the offering are being offered by Volition.

National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (NASDAQ:NHLD), is acting as sole book-running manager in connection with the offering. The Benchmark Company, LLC and Maxim Group LLC have acted as financial advisors in the offering.

Volition expects to receive gross proceeds from the offering, excluding the exercise of the over-allotment option, if any, of $12 million, before deducting underwriting discounts and commissions and other offering-related expenses payable by Volition. Assuming the full exercise of the over-allotment option, total gross proceeds to Volition would be $13.8 million.

Volition intends to use the net proceeds of the offering for continued product development, clinical studies, product commercialization, working capital, and other general corporate purposes, including potential strategic acquisitions.

The offering is expected to close on May 22, 2020, subject to customary closing conditions.

The securities described above are being offered by Volition pursuant to a “shelf” registration statement on Form S-3 (File No. 333-227248) previously filed with and declared effective by the Securities and Exchange Commission (“SEC”) on September 28, 2018. A final prospectus supplement and an accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. When available, electronic copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained from: National Securities Corporation, 200 Vesey St., 25th Floor, New York, NY 10281, by telephone at (212) 417-3634 or by email at prospectusrequest@nationalsecurities.com.

Before investing in the offering, you should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that Volition has filed with the SEC that are incorporated by reference in the prospectus supplement and the accompanying prospectus, which provide more information about Volition and the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  The offering will be made only by means of a written prospectus and prospectus supplement that form part of the registration statement.

About Volition

Volition is a multi-national epigenetics company developing simple, easy to use, cost effective blood tests to help diagnose a range of cancers and other diseases. Early diagnosis has the potential to not only prolong the life of patients, but also to improve their quality of life. The tests are based on the science of NucleosomicsTM, which is the practice of identifying and measuring nucleosomes in the bloodstream or other bodily fluid - an indication that disease is present. Volition is primarily focused on human diagnostics but also has a subsidiary focused on animal diagnostics.

Volition's research and development activities are centered in Belgium, with additional offices in Texas, London and Singapore, as the company focuses on bringing its diagnostic products to market.

For more information about Volition, visit Volition's website volition.com or connect with us via:

Twitter: https://twitter.com/volitionrx

LinkedIn: https://www.linkedin.com/company/volitionrx

Facebook: https://www.facebook.com/VolitionRx/

YouTube: https://www.youtube.com/user/VolitionRx

The contents found at Volition's website address, Twitter, LinkedIn, Facebook, and YouTube are not incorporated by reference into this document and should not be considered part of this document.  The addresses for Volition's website, Twitter, LinkedIn, Facebook, and YouTube are included in this document as inactive textual references only.

Media / Investor Contacts

Louise Batchelor, Volition mediarelations@volition.com +44 (0)7557 774620	Scott Powell, Volition investorrelations@volition.com +1 (646) 650 1351
Jen Lewis, Pegasus jen.lewis@thisispegasus.co.uk +44 (0)7809 867943	Joseph Green, Edison Advisors jgreen@edisongroup.com +1 (646) 653 7030

Safe Harbor Statement

Statements in this press release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. Words such as “expects,” “anticipates,” “intends,” “plans,” “aims,” “targets,” “believes,” “seeks,” “estimates,” “optimizing,” “potential,” “goal,” “suggests,” “could,” “would,” “should,” “may,” “will” and similar expressions identify forward-looking statements, and include statements regarding the proposed public offering and intended use of proceeds from the offering. Volition’s actual results, and the timing of events, may differ materially from those indicated in or implied by these forward-looking statements due to numerous risks and uncertainties.  Risks and uncertainties related to the proposed public offering include uncertainties regarding market conditions and the completion of the underwritten public offering on the anticipated terms or at all, including the satisfaction of customary closing conditions.  Other risks and uncertainties include those identified under the heading “Risk Factors” in Volition’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and in the final prospectus supplement related to the proposed offering to be filed with the SEC on or about the date hereof (copies of which may be obtained at www.sec.gov), as well as other risks and uncertainties identified in documents that Volition files with the SEC from time to time. These statements are based on current expectations, estimates and projections based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are made as of the date of this release, and, except as required by law, Volition does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

NucleosomicsTM is a trademark and/or service mark of VolitionRx Limited and its subsidiaries.

Related Links

https://volition.com/

SOURCE VolitionRx Ltd

Related Links

http://www.volitionrx.com